Exhibit 99.1

FOR IMMEDIATE RELEASE

PROCESSA PHARMACEUTICALS ENTERS INTO A LICENSING AGREEMENT WITH OCUPHIRE PHARMA, INC., FOR the Development of RX-3117

HANOVER, MD – June 17, 2021 – Processa Pharmaceuticals, Inc. (NASDAQ: PCSA) announced today that it has entered into a licensing agreement with Ocuphire Pharma, Inc. (NASDAQ: OCUP) to license in RX-3117. RX-3117 is an oral, anticancer agent with an improved pharmacological profile relative to gemcitabine and other nucleoside analogs. Rx-3117 has a family of patents extending into 2036 as well as U.S. Food and Drug Administration (FDA) Orphan Designation for the treatment of Pancreatic Cancer. Processa will evaluate the potential benefit of RX-3117 for patients with such cancers as pancreatic or non-small cell lung cancer.

Under the terms of the agreement, Processa has an exclusive worldwide license (excluding China), to develop, manufacture, use, commercialize and sublicense RX-3117.

Processa will be developing biomarker assays to identify those patients who will most likely benefit from this targeted therapy. Prior to conducting a pivotal trial, Processa will first conduct a Phase 2b trial in 2022 to assess the correlation of the biomarker measurements with the clinical benefit-risk of RX-3117 in patients with pancreatic cancer or non-small cell lung cancer.

“We are excited to expand our oncology portfolio, while providing an important solution for patients with pancreatic and non-small cell lung cancer,” said Dr. David Young, Chief Executive Officer of Processa Pharmaceuticals. “The asset aligns with our mission to identify and bring to market better and safer drugs for patients who need treatment options to improve their survival and/or quality of life. From our Phase 2b trial, we expect to obtain biomarker data that will identify patients who will benefit the most from this drug while significantly increasing the probability of a successful Phase 3 trial.”

“The RX-3117 program is a legacy asset from our merger with Rexahn Pharmaceuticals last year, and outside our core ophthalmology competency. We are very pleased to establish this partnership with Processa which has the expertise needed to further develop RX-3117. The economic terms of the license will be 75% attributed to the holders of the Rexahn Contingent Value Rights and 25% attributed to Ocuphire,” said Mina Sooch, Chief Executive Officer for Ocuphire Pharma.

Additional information and updates are available on the company’s website: http://www.processapharma.com

About Processa Pharmaceuticals, Inc.

The mission of Processa has been to develop products where existing clinical evidence of efficacy already exists in unmet medical need conditions, medical conditions where patients need treatment options that will improve survival and/or quality of life. The Company has assembled a proven regulatory science development team, management team, and Board of Directors. The Processa development team has been involved with more than 30 drug approvals by the FDA (including drug products targeted to orphan disease conditions) and 100 FDA meetings. For more information, please visit http://www.processapharma.com.

About Ocuphire Pharma

Ocuphire is a publicly traded (NASDAQ: OCUP), clinical-stage ophthalmic biopharmaceutical company focused on developing and commercializing therapies for the treatment of several eye disorders. Ocuphire’s pipeline currently includes two small-molecule product candidates – Nyxol and APX3330 – targeting front and back of the eye indications in late-stage trials. As part of its strategy, Ocuphire will continue to explore opportunities to acquire additional ophthalmic assets and to seek strategic partners for late-stage development, regulatory preparation, and commercialization in key global markets. For more information, please visit www.ocuphire.com.

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

# # #

For More Information:

Michael Floyd

mfloyd@processapharma.com

301-651-4256

James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Mina Sooch, CEO
Ocuphire Pharma, Inc.
ir@ocuphire.com
www.ocuphire.com